Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

                       Votes for     Votes withheld
Ravi Akhoury           114,890,773   4,023,631
Jameson A. Baxter      114,878,873   4,035,531
Charles B. Curtis      114,733,020   4,181,384
Robert J. Darretta     114,928,273   3,986,131
Myra R. Drucker        114,884,728   4,029,676
John A. Hill           114,810,977   4,103,427
Paul L. Joskow         114,923,608   3,990,796
Elizabeth T. Kennan*   114,795,141   4,119,263
Kenneth R. Leibler     114,878,676   4,035,728
Robert E. Patterson    114,969,819   3,944,585
George Putnam, III     114,913,297   4,001,107
Robert L. Reynolds     114,955,551   3,958,853
W. Thomas Stephens     114,903,772   4,010,632
Richard B. Worley      114,890,059   4,024,345
*Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

                  Votes for    Votes against   Abstentions  Broker non votes

                       75,911,539   3,581,246       3,485,447    35,936,172

A proposal to amend the funds agreement and declaration of trust with respect to duration of the trust was approved as follows:

                  Votes for    Votes against   Abstentions  Broker non votes

                       76,730,711   2,671,109       3,576,412    35,936,172




All tabulations are rounded to the nearest whole number.